UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K
________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

MSA SAFETY INCORPORATED
(Exact name of registrant as specified in its charter)

Pennsylvania	1-15579	46-4914539
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1000 Cranberry Woods Drive Cranberry Township, Pennsylvania	16066-5207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 724-776-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The disclosure under Item 2.03 is incorporated herein by reference.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
On January 22, 2016, MSA Safety Incorporated (“MSA”) entered into a Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated January 22, 2016 (the “Note Purchase Agreement”) by and among MSA and various of its affiliates party thereto as Guarantors, PGIM, Inc. (“Prudential”) and the other Purchasers named therein, pursuant to which MSA has agreed to issue, and certain Purchasers have agreed to purchase, Series B Notes (the “Notes”) in an aggregate original principal amount of £54,945,054.94.
The Note Purchase Agreement requires MSA to comply with specified financial covenants, including a requirement to maintain a minimum fixed charges coverage ratio of not less than 1.50 to 1.00 and a consolidated leverage ratio not to exceed 3.25 to 1.00; in each case calculated on the basis of the trailing four fiscal quarters. In addition, the Note Purchase Agreement contains negative covenants limiting the ability of MSA and its subsidiaries to:

•	incur additional indebtedness or issue guarantees

•	create or incur liens

•	make loans and investments

•	make acquisitions

•	transfer or sell assets

•	enter into transactions with affiliated parties

•	make changes in its or its subsidiaries’ organizational documents that are materially adverse to the lenders or

•	modify the nature of MSA’s or its subsidiaries’ business,
subject to certain exceptions and limitations, including carve-outs and baskets, set forth in the Note Purchase Agreement. The Note Purchase Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, including change of control provisions and cross-defaults to other debt.
The Notes are unsecured senior obligations and rank equally with all of MSA’s senior unsecured indebtedness. The Notes are repayable in annual installments of £6,105,006.10, commencing January 22, 2023, with a final payment of any remaining amount outstanding on January 22, 2031. Interest is payable quarterly on January 22, April 22, July 22 and October 22. The Notes may be redeemed in whole, at any time, or in part, from time to time, at a redemption price equal to 100% of the principal amount to be redeemed plus an applicable “make whole amount,” as defined in the Note Purchase Agreement, plus accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of specified change of control events, holders of the Notes have the right to require MSA to purchase their Notes at a purchase price equal to 100% of the principal amount as of the date of any repurchase, plus, the “make whole amount,” as defined in the Note Purchase Agreement; along with accrued and unpaid interest, if any, to the date of repurchase.
The Note Purchase Agreement also contains a negative covenant limiting the amount of “Priority Indebtedness” that may be incurred by MSA to the greater of $150 million or 20% of consolidated net worth. Priority Indebtedness is defined to include (i) secured indebtedness and (ii) any indebtedness incurred by MSA’s subsidiaries, subject to certain specified exceptions as set forth in the Note Purchase Agreement.
The Note Purchase Agreement also allows MSA to request Prudential to consider the purchase of additional issues of senior notes in an aggregate principal amount not to exceed $95 million (the “Shelf Facility”). Such requests may be made by MSA from time to time prior to March 7, 2017, unless MSA or Prudential terminates the Shelf Facility earlier upon 30 days prior notice. Any such request by MSA to Prudential to purchase notes must be at least $5 million (or the equivalent thereof in any other currency permitted under the Note Purchase Agreement) and may be considered by Prudential in its sole discretion. MSA would be obligated to pay to the purchasers of any such notes an issuance fee of 0.10% of the aggregate principal amount of such notes. Any such notes would be governed by the terms of the Note Purchase Agreement.
MSA’s obligations under the Note Purchase Agreement have been guaranteed by certain of MSA’s domestic wholly-owned subsidiaries.
The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement filed as an Exhibit hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibits
Exhibit Number	Description
4.1
Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of January 22, 2016 by and among MSA and various of its affiliates party thereto as Guarantors, PGIM, Inc. and the other Purchasers named therein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSA SAFETY INCORPORATED
(Registrant)

By	/s/ Douglas K. McClaine
Douglas K. McClaine
Vice President, General Counsel and Secretary
Date: January 28, 2016

Exhibit Index
Exhibit No.	Description	Method of Filing

4.1
Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of January 22, 2016 by and among MSA and various of its affiliates party thereto as Guarantors, PGIM, Inc. and the other Purchasers named therein.*

Filed herewith

* Certain exhibits and schedules to this agreement have been omitted. A copy of the omitted exhibits and schedules will be provided to the Securities and Exchange Commission upon request.